                                                                EXHIBIT 1
                                                               -----------



                            TOWER SEMICONDUCTOR LTD.
                                 AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2002

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                    Page

         INDEPENDENT AUDITORS' REPORT                                 1

         BALANCE SHEETS                                               2

         STATEMENTS OF OPERATIONS                                     3

         STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY                4

         STATEMENTS OF CASH FLOWS                                     5

         NOTES TO FINANCIAL STATEMENTS                              6-44

                          INDEPENDENT AUDITORS' REPORT
                             TO THE SHAREHOLDERS OF
                            TOWER SEMICONDUCTOR LTD.


    We have audited the accompanying consolidated balance sheets of Tower Semiconductor Ltd. (the "Company") and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002, in accordance with accounting principles generally accepted in Israel.

    Accounting principles generally accepted in Israel vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of the financial position and results of operations as of the dates and for the years presented to the extent summarized in Note 20.



    Brightman Almagor & Co.
    Certified Public Accountants
    A member of Deloitte Touche Tohmatsu

    Tel Aviv, Israel
    February 24, 2003

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
          (dollars in thousands, except share data and per share data)

                                                                                          As of December 31,
                                                                                    --------------------------------
                                                                     Note               2002              2001
                                                                    -------         --------------    --------------

A S S E T S

    CURRENT ASSETS
       Cash and cash equivalents                                                    $     7,857       $    19,610
       Short-term interest-bearing deposits                                              10,500            10,044
       Cash and short-term interest-bearing deposits
         designated for investments relating to Fab 2                                    51,338             3,548
       Trade accounts receivable (net of allowance for
         doubtful accounts of $155 and $215, respectively)              15                7,456             3,321
       Other receivables                                                 3               21,322            21,250
       Inventories                                                       4               10,201             8,428
       Other current assets                                                               1,407             1,219
                                                                                      ----------        ----------
            Total current assets                                                        110,081            67,420
                                                                                      ..........        ..........

    LONG-TERM INVESTMENTS
       Long-term interest-bearing deposits
         designated for investments relating to Fab 2                                    11,893                --
       Other long-term investment                                        5                6,000             6,000
                                                                                      ----------        ----------
                                                                                         17,893             6,000
                                                                                      ..........        ..........

    PROPERTY AND EQUIPMENT, NET                                          6              493,074           340,724
                                                                                      ..........        ..........

    OTHER ASSETS                                                         7               95,213            57,910
                                                                                      ..........        ..........

                                                                                      ----------        ----------

            TOTAL ASSETS                                                            $   716,261       $   472,054
                                                                                      ==========        ==========


LIABILITIES AND SHAREHOLDERS' EQUITY

    CURRENT LIABILITIES
       Short-term debt                                                   8          $     4,000       $    14,000
       Trade accounts payable                                                            76,083            64,484
       Other current liabilities                                         9                8,071             5,271
                                                                                      ----------        ----------
            Total current liabilities                                                    88,154            83,755

    LONG-TERM DEBT                                                      10              253,000           115,000

    CONVERTIBLE DEBENTURES                                              11               24,121                --

    OTHER LONG-TERM LIABILITIES                                         12                5,406             2,584

    LONG-TERM LIABILITY IN RESPECT
        OF CUSTOMERS' ADVANCES                                            13A            47,246            17,910

                                                                                      ----------        ----------
            Total liabilities                                                           417,927           219,249
                                                                                      ..........        ..........
    SHAREHOLDERS' EQUITY
       Ordinary shares, NIS 1 par value - authorized
         70,000,000 shares; issued 44,735,532 and
         26,297,102 shares, respectively                                14               11,294             7,448
       Additional paid-in capital                                                       400,808           307,865
       Shareholder receivables and unearned compensation                                    (53)             (195)
       Accumulated deficit                                                             (104,643)          (53,241)
                                                                                      ----------        ----------
                                                                                        307,406           261,877
       Treasury stock, at cost - 1,300,000 shares                       14               (9,072)           (9,072)
                                                                                      ----------        ----------
            Total shareholders' equity                                                  298,334           252,805
                                                                                      ..........        ..........

                                                                                      ----------        ----------

            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $   716,261       $   472,054
                                                                                      ==========        ==========

See notes to consolidated financial statements.

             TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF OPERATIONS
        (dollars in thousands, except share data and per share data)


                                                                                         Year ended December 31,
                                                                              ----------------------------------------------

                                                             Note                2002             2001             2000
                                                           ---------          -----------      -----------      ------------


SALES                                                       13D, 15         $     51,801     $     52,372     $     104,775

COST OF SALES                                                   13A               67,022           76,733            88,787
                                                                              -----------      -----------      ------------

       GROSS PROFIT (LOSS)                                                       (15,221)         (24,361)           15,988
                                                                              ...........      ...........      ............

OPERATING COSTS AND EXPENSES

     Research and development                                                     17,031            9,556             8,965
     Marketing, general and administrative                      13A               17,091           14,489            11,428
                                                                              -----------      -----------      ------------

                                                                                  34,122           24,045            20,393
                                                                              ...........      ...........      ............
                                                                              -----------      -----------      ------------

       OPERATING LOSS                                                            (49,343)         (48,406)           (4,405)

FINANCING INCOME (EXPENSE), NET                                  16               (2,104)           1,465             1,394

OTHER INCOME (EXPENSE), NET                                  5B, 5D                   45            8,419              (478)
                                                                              -----------      -----------      ------------

       LOSS BEFORE INCOME TAX EXPENSE                                            (51,402)         (38,522)           (3,489)

INCOME TAX EXPENSE                                               17                   --               --              (500)
                                                                              -----------      -----------      ------------

             LOSS FOR THE YEAR                                              $    (51,402)    $    (38,522)    $      (3,989)
                                                                              ===========      ===========      ============




BASIC LOSS PER ORDINARY SHARE

     Loss per share                                                         $      (1.63)    $      (1.92)    $       (0.26)
                                                                              ===========      ===========      ============

     Loss used to compute
        basic loss per share                                                $    (51,402)    $    (38,459)    $      (3,544)
                                                                              ===========      ===========      ============

     Weighted average number of ordinary
       shares outstanding - in thousands                                          31,523           20,020            13,676
                                                                              ===========      ===========      ============



See notes to consolidated financial statements.

                            TOWER SEMICONDUCTOR LTD.
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
          (dollars in thousands, except share data and per share data)

                                                                                       Shareholder
                                                                            Proceeds   receivables
                                                                Additional     on        and         Accu-
                                          Ordinary shares       paid-in     account of unearned     mulated    Treasury
                                         Shares       Amount    capital     a warrant  compensation deficit     stock      Total
                                       ------------   -------   ---------   ---------- ----------- ---------   --------   ---------

     BALANCE - JANUARY 1, 2000          13,263,593  $  4,329  $  138,539  $       -- $    (945)$    (10,730) $  (9,072) $  122,121

Exercise of share options                  299,013        75       2,566                                                     2,641

Unearned compensation - employees                                  1,857                (1,857)                                 --

Unearned compensation - consultants                                1,576                                                     1,576

Amortization of unearned compensation                                                    1,691                               1,691

Repayment of shareholder receivables                                                       618                                 618

Proceeds on account of a warrant                                      --       9,990                                         9,990

Loss for the year                                                                                    (3,989)                (3,989)
                                       ------------   -------   ---------   ---------  --------  -----------   --------   ---------
     BALANCE - DECEMBER 31, 2000        13,562,606  $  4,404  $  144,538  $    9,990 $    (493)$    (14,719) $  (9,072) $  134,648

Issuance of shares,
   net of related costs                 11,930,675     2,850     147,798                                                   150,648



Exercise of a warrant                      772,667       187       9,813      (9,990)                                           10

Exercise of share options                   31,154         7         265                                                       272

Cancellation of unearned compensation
   in respect of non-vested options, net                             (15)                   15                                  --

Stock-based compensation related to the
  Facility Agreement with the Banks, Note 14B(5)                   5,466                                                     5,466

Amortization of unearned compensation                                                      283                                 283

Loss for the year                                                                                   (38,522)               (38,522)
                                       ------------   -------   ---------   ---------  --------  -----------   --------   ---------
     BALANCE - DECEMBER 31, 2001        26,297,102   $ 7,448    $ 307,865   $      --  $  (195)  $  (53,241)   $(9,072)   $252,805

Issuance of shares,
   net of related costs                 18,438,430     3,846      92,943                                                    96,789

Amortization of unearned compensation                                                      142                                 142

Loss for the year                                                                                   (51,402)               (51,402)
                                       ------------   -------   ---------   ---------  --------  -----------   --------   ---------
     BALANCE - DECEMBER 31, 2002        44,735,532  $ 11,294   $ 400,808    $      --  $   (53)  $ (104,643)   $ (9,072)  $ 298,334
                                       ============   =======   =========   =========  ========  ===========   ========   =========


See notes to consolidated financial statements.

              TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
             (dollars in thousands, except share data and per share data)

                                                                                                 Year ended December 31,
                                                                                          ------------------------------------
                                                                                            2002         2001         2000
                                                                                          ----------   ----------   ----------
CASH FLOWS - OPERATING ACTIVITIES

   Loss for the year                                                                    $   (51,402) $   (38,522) $    (3,989)
   Adjustments to reconcile loss for the year
     to net cash provided by operating activities:
       Income and expense items not involving cash flows:
         Depreciation and amortization                                                       18,821       21,721       25,917
         Other expense (income), net                                                            (45)      (8,419)         478
         Earnings on marketable debt securities                                                  --           --          (67)
       Changes in assets and liabilities:
         Decrease (increase) in trade accounts receivable                                    (4,135)       8,602       (3,821)
         Decrease (increase) in other receivables and other current assets                   (1,305)         649         (894)
         Decrease (increase) in inventories                                                    (609)       8,402       (2,113)
         Increase (decrease) in trade accounts payable                                        4,686       (5,190)        (710)
         Increase (decrease) in other current liabilities                                     2,764         (999)         723
         Increase in other long-term liabilities                                              2,822          105        1,421
                                                                                          ----------   ----------   ----------
                                                                                            (28,403)     (13,651)      16,945
         Increase (decrease) in long-term liability
           in respect of customers' advances                                                 29,336       17,910         (760)
                                                                                          ----------   ----------   ----------
           Net cash provided by operating activities                                            933        4,259       16,185
                                                                                          ..........   ..........   ..........

CASH FLOWS - INVESTING ACTIVITIES

   Increase in cash, short-term and long-term interest-bearing
     deposits designated for investments relating to Fab 2                                  (59,683)      (3,548)          --
   Investments in property and equipment                                                   (205,099)    (295,203)     (53,530)
   Investment grants received                                                                40,481       56,454       14,599
   Proceeds from sale of equipment                                                               70          229          168
   Investments in other assets                                                              (34,290)     (32,098)     (16,121)
   Decrease (Increase) in deposits, net                                                        (456)      (1,599)      22,930
   Proceeds from realization of marketable debt securities                                       --           --        5,127
   Proceeds from sale of  (investments in) long-term investments                                 --       11,050       (2,850)
                                                                                          ----------   ----------   ----------
           Net cash used in investing activities                                           (258,977)    (264,715)     (29,677)
                                                                                          ..........   ..........   ..........
                                                                                          ..........   ..........   ..........

CASH FLOWS - FINANCING ACTIVITIES

   Proceeds from issuance of shares, net                                                     96,751      152,586           --
   Proceeds from exercise of share options                                                       --          272        2,641
   Proceeds on account of warrant and exercise of a warrant                                      --           10        9,990
   Increase (decrease) in short-term debt                                                   (10,000)      10,000           --
   Repayment of long-term debt                                                               (4,000)     (15,064)          --
   Proceeds from long-term debt                                                             142,000      122,000           --
   Repayment of shareholder receivables                                                          --           --          618
   Proceeds from sale of securities, net                                                     21,540           --           --
                                                                                          ----------   ----------   ----------
           Net cash provided by financing activities                                        246,291      269,804       13,249
                                                                                          ..........   ..........   ..........

                                                                                          ----------   ----------   ----------

       INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                     (11,753)       9,348         (243)
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                                19,610       10,262       10,505
                                                                                          ----------   ----------   ----------

       CASH AND CASH EQUIVALENTS - END OF YEAR                                          $     7,857  $    19,610  $    10,262
                                                                                          ==========   ==========   ==========

NON-CASH ACTIVITIES

   Investments in property and equipment                                                $    49,419  $    41,610  $    11,097
                                                                                          ==========   ==========   ==========
   Exercise of a warrant                                                                             $     9,990
                                                                                                       ==========
     the Facility Agreement with the Banks                                                           $     5,466
                                                                                                       ==========
   Investments in other assets                                                          $     4,304  $     4,357  $     1,117
                                                                                          ==========   ==========   ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

   Cash paid during the year for interest                                               $    11,594  $     3,143  $       866
                                                                                          ==========   ==========   ==========
   Cash paid during the year for income taxes                                           $       151  $     1,819  $     1,090
                                                                                          ==========   ==========   ==========


See notes to consolidated financial statements.

                                      -5-

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)



NOTE 1       -  DESCRIPTION OF BUSINESS AND GENERAL

                A.     Description of Business

                       Tower Semiconductor Ltd. (the "Company"), incorporated in Israel, commenced operations in March 1993. The Company is an independent "wafer" manufacturer of semiconductor integrated circuits on silicon wafers in geometries from
                       1.0 to 0.35 micron on 150 millimeters wafers. As a foundry, the Company manufactures wafers using its advanced technological capabilities and the proprietary integrated circuit designs of its customers. In addition, the Company also offers certain integrated circuit design services.

                       The industry in which the Company operates is characterized by wide fluctuations in supply and demand. Such industry is also characterized by the complexity and sensitivity of the manufacturing process, by high levels of fixed costs, and by the need for constant improvements in production technology.

                       The Company's Ordinary Shares are traded on the NASDAQ National Market since October 1994; since January 2001 they are also traded on the Tel Aviv Stock Exchange.

                B.     Establishment of New Fabrication Facility

                       In January 2001, the Company's Board of Directors approved the establishment of a new wafer fabrication facility in Israel ("Fab 2"), at an expected cost of approximately $1,500,000. Fab 2 is designated to manufacture semiconductor integrated circuits on silicon wafers in geometries of 0.18 micron and below on 200 millimeters wafers. The Company entered into several related agreements and arrangements in connection with Fab 2, including agreements and other arrangements with technology and Wafer Partners, equity investors, the Company's Banks, the government of Israel and others to provide an aggregate of $1,146,000 of financing Fab 2. The Fab 2 project is a complex undertaking, which entails substantial risks and uncertainties. For further details concerning such agreements, risks and uncertainties, see
                       Note 13A.

                C. Use of Estimates in Preparation of Financial Statements

                       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

NOTE 2       -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                The Company's consolidated financial statements are presented in accordance with generally accepted accounting principles ("GAAP") in Israel. See Note 20 for the material differences between GAAP in Israel and in the United States of America.

                A.     Principles of Consolidation

                       The Company's financial statements include the financial statements of the Company and its wholly owned marketing subsidiary in the United States of America, after elimination of material inter-company transactions and balances.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE 2       -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

                B.     Cash and Cash Equivalents

                       Cash and cash equivalents consist of deposits in banks and short-term investments (primarily time deposits and certificates of deposit) with original maturities of three months or less.

                C.     Allowance for Doubtful Accounts

                       The allowance for doubtful accounts is computed on the specific identification basis for accounts whose collectibility, in management's estimation, is uncertain.

                D.     Inventories

                       Inventories are stated at the lower of cost or market. Cost is determined for raw materials, spare parts and supplies on the basis of moving average cost per unit. Cost is determined for work in process and finished goods on the basis of actual production cost.

                E.     Long-Term Investments

                       Long-term investments in other entities, over whose operating and financial policies the Company does not have the ability to exercise significant influence, are presented at cost.

                F.     Property and Equipment

                       (1) Property and equipment are presented at cost, including interest and other capitalizable costs. Capitalizable costs include only incremental direct costs that are identifiable with and related to the property and equipment and are incurred prior to its initial operation. Directly identifiable costs include incremental direct costs associated with acquiring, constructing, establishing and installing property and equipment (including as such performed by the Company); and costs directly related to preproduction test runs of property and equipment that are necessary to get it ready for its intended use. Those costs include payroll and payroll-related costs of employees who devote time and dedicated solely to the acquiring, constructing, establishing and installing property and equipment. Allocation of capitalizable direct costs is based on management's estimates and methodologies including time sheet inputs.

                              Cost is presented net of investment grants received or receivable, and less accumulated depreciation and amortization. The accrual for grants receivable is determined based on qualified investments made during the reporting period, provided that the primarily criteria for entitlement have been met. Depreciation is calculated based on the straight-line method over the estimated economic lives of the assets or terms of the related leases, as follows:

                                    Prepaid perpetual land lease and buildings                 14-25 years
                                    Machinery and equipment                                    5 years
                                    Transportation vehicles                                    7 years

                       (2) Management reviews long-lived assets on a periodic basis, as well as when such a review is required based upon relevant circumstances, to determine, based on estimated future cash flows, whether events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If an asset is considered to be impaired, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value based on discounted expected cash flows.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)

NOTE 2       -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

                G.     Other Assets

                       The cost of Fab 2 technologies includes internal costs, mainly payroll-related costs of employees designated for integrating the technologies in the Company's facilities, and direct costs associated with implementing the technologies until the technologies are ready for their intended use. The costs in relation to Fab 2 technologies shall be amortized over the expected estimated economic life of the technologies. Amortization shall phase in commencing on the dates on which each of the Fab 2 manufacturing lines is ready for use, and will be based on the straight-line method over a four-year period.

                       Prepaid finance expenses included in other assets in relation to funding the establishment of Fab 2, are amortized over the lives of the borrowings based on the repayment schedule of such funding (in general, 6 years). During the establishment period of Fab 2, amortized finance expenses are capitalized to property and equipment. Commencing on the date on which Fab 2 is ready for its intended use, or the date on which any other property and equipment is ready for its intended use (given this date in relation to such property and equipment is subsequent to the operation date of Fab 2), the deferred finance expenses are amortized to the statement of operations.

                       Impairment examinations and recognition are performed and determined based on the accounting policy outlined in F(2) above.

                H.     Convertible Debentures

                       Convertible debentures, the conversion of which is not anticipated as of the balance-sheet date, are presented as long-term liabilities based on their terms as of such date.

                I.     Income Taxes

                       The Company records deferred income taxes to reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for tax purposes. Deferred taxes are computed based on the tax rates anticipated to be in effect (under applicable law at the time the financial statements are prepared) when the deferred taxes are expected to be paid or realized.

                       Deferred tax liabilities and assets are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting, or according to the expected reversal dates of the specific temporary differences, if not related to an asset or liability for financial reporting. Deferred tax liabilities are recognized for temporary differences that will result in taxable amounts in future years. Deferred tax assets are recognized for temporary differences which will result in deductible amounts in future years and for carryforwards. A valuation allowance against such deferred tax asset is recognized if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

                J.     Revenue Recognition

                       Revenues are recognized upon shipment or as services are rendered when title has been transferred, collectibility is reasonably assured and acceptance provisions criteria are satisfied, based on performing electronic, functional and quality tests on the products prior to shipment and customer on-site testing. Such testing reliably demonstrates that the products meet all of the specified criteria prior to formal customer acceptance, and that product performance upon customer on-site testing can reasonably be expected to conform to the specified acceptance provisions. An accrual for estimated returns, computed primarily on the basis of historical experience, is recorded at the time when revenues are recognized.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)

NOTE 2       -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

                K.     Research and Development

                       Research and development costs are charged to operations as incurred. Amounts received or receivable from the government of Israel and others, as participation in research and development programs, are offset against research and development costs. The accrual for grants receivable is determined based on the terms of the programs, provided that the criteria for entitlement have been met.

                L.     Loss per Ordinary Share

                       Basic loss per ordinary share is calculated based on the weighted average number of ordinary shares outstanding for each period presented, including retroactive effect for the beginning of each period of shares issued upon exercise of share options and upon conversion into shares of convertible debentures during such period, and give effect to shares issuable from options whose exercise is probable and to shares issuable from convertible debentures whose conversion is probable based on specific calculations. The difference between loss for the year and loss used to compute loss per share is due to the inclusion of imputed interest income on the exercise price of options exercised during the year and of in-the-money options, as required under Israeli GAAP. See
                       Note 20I for disclosure of loss per share data in accordance with U.S. GAAP.

                M.     Derivative Financial Instruments

                       The Company, from time to time, enters into foreign exchange agreements (primarily forward contracts and options) as a hedge against non-dollar equipment purchase and other firm commitments. Gains and losses on such agreements through the date that the equipment is received or the commitment is realized are deferred and capitalized to the cost of equipment, while gains and losses subsequent thereto, through the date of actual payment of the liability, are included in financing income (expense), net.

                       In addition, the Company, from time to time, enters into agreements to hedge interest rate exposure on long-term loans. Gains and losses on such agreements are recognized on a current basis in accordance with the terms of these agreements, and expensed or capitalized as appropriate based on the circumstances.

                       See Note 20C for disclosure of the derivative financial instruments in accordance with U.S. GAAP.

                N.     Functional Currency and Transaction Gains and Losses

                       The currency of the primary economic environment in which the Company conducts its operations is the U.S. dollar ("dollar"). Accordingly, the Company uses the dollar as its functional and reporting currency. Financing expenses, net in 2002 reflected net foreign currency transaction loss of $1,509 (in 2001 a loss of $263 and in 2000 a gain of $31).

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE 2       -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

                O.     Stock-Based Compensation

                       The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and authoritative interpretations thereof. Accordingly, the Company accounts for share options granted to employees and directors based on the intrinsic value of the options on the measurement date. The compensation cost of options without a fixed measurement date is remeasured at each balance sheet date. Deferred compensation in respect of awards with graded vesting terms is amortized to compensation expense over the relevant vesting periods. In a manner consistent with FIN 28, the vesting period over which compensation is expensed is determined, based on the straight-line method, separately for each portion of the award as if the grant were a series of awards. See Note 14B(6) for pro forma disclosures required by SFAS 123 and SFAS 148.

                       The Company accounts for stock-based compensation of non-employees using the fair value method in accordance with Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and EITF 96-18: Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. The award cost of options granted in connection with bank financing is amortized as financing expense over the terms of the loans, in a manner described in paragraph G above. The award cost of options granted to consultants in relation to equity transactions is offset against paid-in-capital from the investments.

                P. Recent Accounting Pronouncements by the FASB

                       (1) Rescission and Amendments of Certain SFASs - In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections" ("SFAS 145"). SFAS 145 rescinds, amends and clarifies certain previous standards related primarily to debt extinguishments and leases. SFAS 145 eliminates the requirement that gains and losses from the extinguishments of debt be aggregated and classified as an extraordinary item. The rescission of SFAS No. 4 is effective for fiscal years beginning after May 15, 2002. The remainder of SFAS 145 is generally effective for transactions occurring after May 15, 2002. Adoption of SFAS 145 does not have and is not expected to have any material impact on the Company's financial position and results of operations.

                       (2) Accounting for Costs Associated with Exit or Disposal Activities - In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 supersedes EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan, as required by EITF 94-3. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Adoption of SFAS 146 is not expected to have any impact on the Company's financial position and results of operations.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE 2       -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

                P. Recent Accounting Pronouncements by the FASB (cont.)

                        (3) Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123 - In December 2002, the FASB issued Statement of Financial Accounting Standards Board No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123" ("SFAS 148"). SFAS 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has followed the prescribed format and has provided the additional disclosures required by SFAS 148 in these financial statements for the periods presented (see Note 14B(6)), and will also provide the disclosures in its quarterly reports containing condensed financial statements for interim periods beginning with the quarterly period ending March 31, 2003.

                       (4)    FIN 45 - In November 2002, the FASB issued FASB
                              Interpretation No. 45, "Guarantor's Accounting and
                              Disclosure Requirements for Guarantees, Including Indirect
                              Guarantees of Indebtedness of Others" ("FIN 45"). This
                              interpretation requires elaborating on the disclosures that must be made by a guarantor in its interim and annual
                              financial statements about its obligations under certain
                              guarantees that it has issued. It also clarifies that a
                              guarantor is required to recognize, at the inception of a
                              guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure
                              requirements of FIN 45 are effective for financial
                              statements issued after December 15, 2002 and its
                              recognition requirements are applicable for guarantees
                              issued or modified after December 31, 2002. While the
                              Company is currently evaluating the impact of the adoption of FIN 45 have on its financial position and results of
                              operations, it does not expect such impact to be material.


                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)

NOTE 2       -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

                P. Recent Accounting Pronouncements by the FASB (cont.)

                       (5) FIN 46 - In January, 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). This Interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", addresses consolidation by enterprises of variable interest entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. With respect to variable interest entities, if any, in which the Company holds a variable interest acquired before February 1, 2003, the guidance in FIN 46 will be in effect for the Company's financial statements beginning July 1, 2003. While the Company is currently evaluating the impact of the adoption of FIN 46 on its financial position and results of operations, it does not expect such impact to be material.


                Q. Recent Accounting Pronouncements by the Israeli Accounting Standards Board

                       In January 2003, the Israeli Accounting Standards Board issued Standard No.15, "Impairment of Assets". This Standard is the initial formal accounting pronouncement in Israel addressing the accounting treatment and presentation of impairment of assets, which establishes procedures to be implemented in order to ensure that assets are not presented in amounts exceeding their recoverable value. An asset's recoverable value is the higher of the asset's net selling price and the asset's value in use, the latter being equal to the asset's discounted expected cash flows. Prior to issuing Standard No. 15, the Company tested the recoverability of its assets based on undiscounted expected cash flows, a method that under Standard No. 15 will no longer be acceptable. Initial application of the Standard will generally be on a prospective basis. Standard No.15 is effective for financial statements for reporting periods commencing January 1, 2003 or thereafter, with early application encouraged. The adoption of the provisions of Standard No. 15 as of December 31, 2002, would not have a material effect on the Company's financial position and results of operations as of such date.


                R.     Reclassification

                       Certain amounts in prior years' financial statements have been reclassified in order to conform to the 2002 presentation.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)



NOTE 3       -  OTHER RECEIVABLES

                Other receivables consist of the following:

                                                                                               As of December 31,
                                                                                           ----------------------------
                                                                                            2002                2001
                                                                                           -----------      -----------
              Government of Israel - investment grants receivable                           $ 14,200           $ 18,083
              Other government agencies                                                        5,025              3,167
              Others                                                                           2,097                 --
                                                                                           -----------      -----------
                                                                                            $ 21,322           $ 21,250
                                                                                           ===========      ===========

NOTE 4       -  INVENTORIES

                Inventories consist of the following (*):
                                                                                              As of December 31,
                                                                                          -----------------------------
                                                                                           2002               2001
                                                                                          -----------      ------------
               Raw materials                                                                 $3,815           $ 2,739
               Spare parts and supplies                                                       3,509             3,216
               Work in process                                                                2,860             1,673
               Finished goods                                                                    17               800
                                                                                          -----------      ------------
                                                                                           $ 10,201           $ 8,428
                                                                                          ===========      ============

                (*)    Net of write-downs to net realizable value of $307 and $412 as of December 31, 2002 and 2001, respectively.


NOTE 5       -  OTHER LONG-TERM INVESTMENTS

                A. Saifun - The investment in Saifun Semiconductor Ltd. ("Saifun"), an Israeli company which designs and develops memory designs, is based on an agreement between the Company and Saifun signed in October 1997. The Company's investments in Saifun as of December 31, 2002 and 2001 amounted to $6,000, representing 11.8% and 12.3% of Saifun's share capital, respectively, (on a fully-diluted basis - 10.5% and 11.1%, respectively).

                B. Azalea - In September 2000, the Board of Directors of the Company approved the investment of $1,100 in Azalea Microelectronics Corporation ("Azalea"), a California corporation that, inter-alia, develops and designs microelectronics modules. This investment represents 15% of Azalea's share capital as of December 31, 2002. In addition, the Company and Azalea signed a development agreement for the development by Azalea of certain modules based on the Company's technologies. Due to management's estimate, based on certain circumstances indicating that the carrying amount of the Company's investment in Azalea may not be recoverable, the Company impaired , during the third quarter of 2001, its entire investment in Azalea.

                C. Under certain provisions in force through September 30, 2003, stipulated in the Facility Agreement entered into by the Company in connection with Fab 2 (see Note 13A(4)), the Company might be obliged to dispose some or all its long-term investments. For liens, see Note 13A(4).

                D. Virage Logic Corp. - During the year ended December 31, 2001 the Company sold all of its shareholdings in Virage Logic Corp. for an aggregate of $11,050 and for a gain of $9,550. Virage Logic Corp. is a Delaware corporation, which provides semiconductor companies with memory designs for systems contained on silicon chip.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)



NOTE 6       -  PROPERTY AND EQUIPMENT, NET

                A.Composition

                                                                                                  As of December 31,
                                                                                            --------------------------------
                    Cost:                                                                       2002                 2001
                                                                                            --------------       -----------
                      Prepaid perpetual land lease and buildings                               $215,240           $ 163,148
                      Machinery and equipment                                                   440,048             320,632
                      Transportation vehicles                                                     4,198               4,551
                                                                                            --------------       -----------
                                                                                                659,486             488,331
                                                                                            --------------       -----------

                      Accumulated depreciation and amortization:
                      Prepaid perpetual land lease and buildings                                 13,215              11,561
                      Machinery and equipment                                                   151,191             134,369
                      Transportation vehicles                                                     2,006               1,677
                                                                                            --------------       -----------
                                                                                                166,412             147,607
                                                                                            --------------       -----------

                                                                                           $  493,074              $340,724
                                                                                            ==============       ===========

                       Supplemental disclosure relating to cost of property and equipment:

                       (1) As of December 31, 2002 and 2001, the cost of property and equipment included costs relating to Fab 2 (see Note 1B) in the amount of $434,421 and $262,644, respectively. Said amounts are net of investment grants of $99,365 and $60,754 respectively. Depreciation of Fab 2 shall commence on the date in which Fab 2 is ready for its intended use.

                       (2) As of December 31, 2002, the cost of buildings, machinery and equipment was reflected net of investment grants of $205,390 (as of December 31, 2001 - $167,969).

                       (3) Cost of property and equipment as of December 31, 2002 includes capitalized interest of $11,588 (as of December 31, 2001 - $1,328).


                B.     Investment Grants

                       In connection with the formation of the Company, the Investment Center of the Ministry of Industry and Trade of the State of Israel ("Investment Center"), under its "approved enterprise" program, approved an investment program for expenditures on buildings and equipment in the aggregate amount (as amended) of approximately $96,850. The Company completed its investments under this program, and received final approval from the Investment Center in November 1997.

                       In January 1996, an investment program ("1996 program") for expansion of the Company's plant in the aggregate amount (as amended in December 1999 and 2001) of $228,680 was approved by the Investment Center. The approval certificate provides for a benefit track entitling the Company to investment grants at a rate of 34% of the investments included in such certificate made through December 31, 2001. The Company completed its investments under the 1996 program in December 2001 and invested through such date approximately $207,000. In May 2002, the Company submitted the final report in relation to the 1996 program.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)



NOTE 6       -  PROPERTY AND EQUIPMENT, NET (cont.)

                B. Investment Grants (cont.)

                       See Note 13A(6) with respect to the Fab 2 approved program, approved by the Investment Center in December 2000.

                       Entitlement to the above grants is subject to various conditions. In the event the Company fails to comply with such conditions, the Company may be required to repay all or a portion of the grants received plus interest and certain inflation adjustments. In order to secure fulfillment of the conditions related to the receipt of investment grants, floating liens were registered in favor of the State of Israel on substantially all assets of the Company.


                C. For liens see Note 13A(4).




NOTE 7       -  OTHER ASSETS

                                                         As of December 31,
                                                    ---------------------------
              Other assets consist of the following:  2002               2001
                                                    ---------          --------
              In relation to Fab 2:
                  Technologies - Note 13A(1)         $ 78,572          $ 43,664
                  Deferred financing charges           13,560            13,125
                  Other                                 3,052               629
              Other                                        29               492
                                                    ---------          --------
                                                     $ 95,213          $ 57,910
                                                    =========          ========

NOTE 8       -  SHORT-TERM DEBT

                                                                            As of December 31,
                                                                        --------------------------
                Short-term debt consist of the following:                2002               2001
                                                                        ---------        ---------

                Short-term debt from banks (*)                           $   --           $ 10,000
                Current maturities of long-term debt (Note 10A)           4,000              4,000
                                                                        ---------        ---------
                                                                         $4,000           $ 14,000
                                                                        =========        =========

                (*) The short-term debt as of December 31, 2001, designated for funding the Company's activities not related to Fab
                       2, was fully repaid in May 2002.


                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)

NOTE 9       -  OTHER CURRENT LIABILITIES

                                                                                                As of December 31,
                                                                                            -------------------------
              Other current liabilities consist of the following:                             2002             2001
                                                                                            -----------    ----------

              Accrued salaries                                                                 $2,858          $2,741
              Vacation accrual                                                                  2,910           2,199
              Interest payable on convertible debentures                                        1,101              --
              Due to related parties                                                                6             128
              Other                                                                             1,196             203
                                                                                            -----------    ----------
                                                                                               $8,071          $5,271
                                                                                            ===========    ==========

NOTE 10      -  LONG-TERM DEBT

                A.     Composition:

                                                                                                As of December 31,
                                                           Annual interest as of               ------------------
                                                             December 31, 2002              2002                   2001
                                                             -----------------              ----                   ----

                        In U.S. Dollar                                5.83%                $ 172,000            $ 119,000
                        In U.S. Dollar                                2.95%                   85,000                   --
                                                                                          ----------           -----------
                                                                                             257,000              119,000
                        Less - current maturities                                              4,000                4,000
                                                                                          ----------           -----------
                                                                                           $ 253,000            $ 115,000
                                                                                          ==========           ===========

                B.     Loans received bear interest based on the three-month USD
                       Libor rate plus 1.50% to 1.55%. The annual interest rate of loans, the amount of which as of December 31, 2002 was $172,000, reflects the terms of collar agreements with a knock-out feature described in Note 18A. Interest is payable at the end of each quarter.


                C. See Note 13A(4) for additional information regarding the Facility Agreement between the Company and the Banks for financing the construction of Fab 2. Of the total amount of the long-term debt as of December 31, 2002, $13,000 are designated for the Company's activities not related to Fab 2 ($17,000 as of December 31, 2001).


                D.     Repayment Schedule

                       The balance of the long-term debt as of December 31, 2002, is repayable as follows:

                       2003 - current maturities           $   4,000
                                                          ------------
                       2004                                    9,167
                       2005                                   61,667
                       2006                                   82,333
                       2007 and thereafter                    99,833
                                                          ------------
                                                             253,000
                                                          ------------
                                                           $ 257,000
                                                          ============


                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)

NOTE 10      -  LONG-TERM DEBT (cont.)

                E. The agreements with the Company's Banks restrict the Company's ability to place liens on its assets (other than to the State of Israel in respect of investment grants) without the prior consent of the Banks. Furthermore, the agreements contain certain restrictive financial covenants (see also Note 13A(4)). As of December 31, 2002, in management's opinion the Company was in full compliance with such covenants, except as indicated in Note 13A(4).


NOTE 11      -  CONVERTIBLE DEBENTURES

                On January 22, 2002, the Company issued, based on a prospectus published on January 15, 2002 in Israel, NIS principal amount of 110,579,800 convertible debentures. The debentures were issued at 96% of their par value. The debentures are linked to the Israeli Consumer Price Index ("CPI") and bear annual interest at the rate of 4.7%, payable on January 20 of each year commencing on January 20, 2003. The principal on the debentures is payable in four installments on January 20 of each year between 2006 and 2009. The debentures may be converted until December 31, 2008 into Ordinary Shares, at a conversion rate of one Ordinary Share per each NIS 41 amount of the debentures (subject to customary adjustments). The effective rate of interest on the convertible debentures, taking into account the initial proceeds, net of the discount and the related costs of issuance, is 7.26%. For U.S. GAAP purposes, which require taking into account, in addition to the discount and the related issuance costs, amounts attributed to the options described in Note 14E, the effective rate of interest on the convertible debentures is 9.88%.

                Subject to certain conditions, the Company may, commencing in July 2005, announce the early redemption of the debentures or part thereof, provided that the sum of the last payment on account of the principal shall be no less than approximately $700.

                If on a payment date of the principal or interest on the debentures there exists an infringement of certain covenants and conditions under the Facility Agreement, the dates for payment of interest and principal on the debentures may be postponed, depending on various scenarios under the Facility Agreement until such covenant or condition is settled.

                Pursuant to a covenant in the Facility Agreement, the Company deposited 50% of the principal amount (net of discounts) of the unconverted debentures ($11,893 as of December 31, 2002) in favor of the Banks as security for payment of the amounts the Company owes the Banks. The said amount may be released only as provided in the Facility Agreement, including for payment of interest on the convertible debentures.

                The debentures are unsecured and rank behind the Company's existing and future secured indebtedness to the Banks under the Facility Agreement, as well as to the government of Israel in connection with grants the Company receives under the Fab 2 approved enterprise program.

                See Note 20E for disclosure of the accounting treatment of the convertible debentures under U.S. GAAP.


                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)

NOTE 12      -  OTHER LONG-TERM LIABILITIES

                A. Composition                                                      As of December 31,
                                                                                 ----------------------------
                                                                                     2002            2001
                                                                                 -----------       ----------

                      Net liability for employee termination benefits (see B
                         below):
                           Gross obligation                                         $ 16,274        $ 12,918
                           Amounts funded through deposits to severance
                               pay funds and purchase of insurance policies         (12,368)         (10,334)
                                                                                 -----------       ----------
                                                                                       3,906           2,584
                       Other                                                           1,500             --
                                                                                 -----------       ----------
                                                                                     $ 5,406         $ 2,584
                                                                                 ===========       ==========

                B.     Employee Termination Benefits

                       Israeli law and labor agreements determine the obligations of the Company to make severance payments to dismissed employees and to employees leaving employment under certain other circumstances. The liability for severance pay benefits, as determined by Israeli Law, is based upon length of service and the employee's most recent monthly salary. This liability is primarily covered by regular deposits made by the Company into recognized severance and pension funds and by insurance policies purchased by the Company. The amounts so funded are not reflected on the balance sheets, since they are controlled by the fund trustees and insurance companies and are not under the control and management of the Company. For presentation of employees' termination benefits in accordance with U.S GAAP, see Note 20B.

                       Costs relating to employee termination benefits were approximately $2,070, $4,379 and $3,126 for 2002, 2001 and 2000, respectively.


NOTE 13      -  COMMITMENTS AND CONTINGENCIES

                A.     Commitments and Contingencies Relating to Fab 2

                       Commencing April 2000, the Company entered into a series of agreements and arrangements related to the Company's Board of Directors' decision to establish a new 200 millimeters wafer fabrication facility in Israel ("Fab 2"). The total cost of Fab 2 is expected to be approximately $1,500,000. Through December 31, 2002 the Company had entered into agreements, arrangements and other fund raisings, which are described in more detail below, with Wafer Partners, its principal shareholder, two leading Israeli banks, the Investment Center and others to provide an aggregate of $1,146,000 of financing for Fab 2. The financing agreements and arrangements are subject to certain conditions, including the achievement of performance and financing milestones, and the securing of additional required financing. In addition, the Company has entered into agreements for the design and construction of Fab 2, for equipping Fab 2 and for the transfer to the Company of the process technologies to be utilized to produce wafers in Fab 2.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)

NOTE 13      -  COMMITMENTS AND CONTINGENCIES (cont.)

                A.  Commitments and Contingencies Relating to Fab 2 (cont.)

                    The construction and equipping of Fab 2 is a substantial project, which requires extensive management involvement as well as the timely participation by and coordination of the activities of many participants. The Fab 2 project is a complex undertaking which entails substantial risks and uncertainties, including but not limited to those associated with the following: obtaining additional commitments to finance the construction and equipping of Fab 2, which as of the approval date of the financial statements amount to approximately $58,000 to be raised by the end of 2003; achieving certain milestones and complying with various conditions and covenants under the current financing agreements in order to receive the additional funds committed by the Wafer Partners, Equity Investors and Investment Center, as well as those provided by the Facility Agreement with the Banks, which establishes significant additional conditions and covenants for borrowing loans under the facility Agreement; and completing the complex processes of transferring from Toshiba and Motorola the manufacturing technologies to be used at Fab 2 and development of new technologies. According to the Fab 2 agreements, raising the required additional funding by the dates specified, achieving the milestones as scheduled, and complying with all the conditions and covenants stipulated in all the Fab 2 agreements are material provisions for completing and equipping Fab 2. As of December 31, 2002 the construction and equipping of Fab 2 is currently in process and, in management's opinion, progressing according to schedule.

                    Through December 31, 2002 the Company had incurred approximately $700,000 primarily in capitalized costs related to Fab 2, mostly for property and equipment and other assets. During 2001 and 2002, the Wafer Partners and Equity Investors invested in the Company an aggregate of $308,185 ($47,246 of which as long-term customers' advances), and received an aggregate of 31,129,845 Ordinary Shares of the Company; the Company received from the Banks long-term loans in the aggregate of $244,000 and from the Investment Center an aggregate of $84,200.

                    In connection with establishing Fab 2, the Company incurred during the year ended December 31, 2002 non-capitalizable expenses in the amount of $27,610, of which $15,591 was included in cost of sales and $12,019 was included in marketing, general and administrative (during the year ended December 31, 2001 - $10,585, $3,756 and $6,829, respectively; during the year ended December 31, 2000 - $1,663, $150 and $1,513, respectively).

                    Net cash used in operating activities during the year ended December 31, 2002 (excluding an increase of $29,336 in connection with long-term liability in respect of customers' advances) was $28,403. That amount included net cash out flows in the amount of $31,142 attributable to the establishing of Fab 2 (during the year ended December 31, 2001 - $17,910, $13,651 and $12,248, respectively). Net cash provided by operating activities during the year ended December 31, 2000 (excluding $760 decrease in connection with long-term liability in respect of customers' advances) was $16,945. That amount included net cash out flows in the amount of $1,414 attributable to the establishing of Fab 2.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)



NOTE 13      -  COMMITMENTS AND CONTINGENCIES (cont.)

                A. Commitments and Contingencies Relating to Fab 2 (cont.)

                        (1)   Technology Transfer Agreements

                              Toshiba - In April 2000, the Company entered into a technology transfer agreement with Toshiba Corporation ("Toshiba"), a Japanese corporation. This agreement provides for the transfer by Toshiba to the Company of advanced semiconductor manufacturing process technologies installed in Fab 2 including related technology transfer assistance in exchange for certain fees for patent licenses, technology transfer and technical assistance and ongoing royalties based on sales of products manufactured in Fab 2 with the transferred technology. Under the Toshiba agreement, the Company agreed, subject to certain conditions, to reserve for Toshiba a certain portion of Fab 2 wafer manufacturing capacity for a period of 10 years.

                              Motorola - In September 2002, the Company entered into a non-exclusive technology transfer, development and licensing agreement with Motorola Inc. ("Motorola"), a U.S. corporation. This agreement provides for the transfer by Motorola to the Company of existing and newly developed versions of advanced semiconductor manufacturing process technologies to be installed in Fab 2, and for the provision by Motorola of related technology transfer assistance, all in exchange for certain fees for patent and other intellectual property licenses, technology transfer and development, technical assistance and ongoing royalties based on sales of products manufactured in Fab 2 with the transferred technology. Subject to prior termination for cause by Motorola, the licenses under the agreement are perpetual.

                       (2)    Wafer Partner Agreements

                              During 2000, the Company entered into various share purchase agreements ("Wafer Partner Agreements") with SanDisk Corporation, Alliance Semiconductor Corporation, Macronix International Co., Ltd. and QuickLogic Corporation (collectively, the "Wafer Partners") to partially finance the construction and equipping of Fab 2. Pursuant to the Wafer Partner Agreements, the Wafer Partners agreed to invest an aggregate of $250,000 to purchase Ordinary Shares of the Company, over a period of time, subject to the achievement of certain milestones relating to the construction and operation of Fab 2. Under the Wafer Partner Agreements, each Wafer Partner has the right to waive the achievement of some or all of the milestones and other conditions precedent to its remaining investment. According to the Wafer Partner Agreements, the Company agreed, subject to certain conditions, to reserve for each Wafer Partner a certain portion of Fab 2 wafer manufacturing capacity for a period of 10 years.

                              Pursuant to the Wafer Partner Agreements and additional investments made by them as described in Note 14F, the Wafer Partners invested in the Company During 2002 and 2001, an aggregate of $225,100, of which $177,854 was credited as paid in capital and $47,246 was established as long-term customer advances to be credited, in general, against purchases by the Wafer Partners. In consideration for their investments, the Wafer Partners received an aggregate of 19,857,532 Ordinary Shares of the Company (said amounts and shares reflect the 2002 and September 2001 amendments to the Wafer Partner Agreements described below). In addition to the Wafer Partner Agreements, in January 2002, the Company entered into a share purchase agreement with another wafer partner, pursuant to which that wafer partner invested $2,000 in Fab 2 for the purchase of 332,945 Ordinary Shares of the Company. The shares were issued in January 2002.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE 13      -  COMMITMENTS AND CONTINGENCIES (cont.)

                A. Commitments and Contingencies Relating to Fab 2 (cont.)

                 (2) Wafer Partner Agreements (cont.)

                    In February 2003, the primary Wafer Partners entered into amendments to their agreements with the Company, pursuant to which the primary Wafer Partners agreed to advance their fifth milestone installment payment, in the aggregate amount of $33,002, regardless of its achievement. Of that amount, $19,801 shall be paid immediately after obtaining all the approvals for the amendments as outlined below, and the remaining $13,201 shall be paid subject to obtaining all the approvals as outlined below and to raising by the Company of an aggregate of $22,000 (which, in case an approval from the Banks shall not be obtained, may increase up to $26,000) (the "Additional Raising Amount") from specified financial sources, no later than December 31, 2003. In consideration for their investments, for the first installment the primary Wafer Partners will be issued fully-paid Ordinary Shares of the Company, based on the average closing sale price of the Company's Ordinary Shares for the 30 trading days prior to the date the Company's Board of Directors approves the amendments, and for the second installment, based on the price at which the Company raises the Additional Raising Amount from specified financial sources. The amendments are subject to their approval by the general meeting of the Company's shareholders, the Banks, the Investment Center, the Office of the Chief Scientist and the Israel Land Administration.

                    Pursuant to the abovementioned amendments, the Company granted the primary Wafer Partners an option to convert an aggregate of up to $13,201 of the long-term customers' advances into fully-paid Ordinary Shares of the Company, the amount of which shall be determined based on the average closing sale price of the Company's Ordinary Shares for the 30 trading days prior to December 31, 2005. The option is exercisable during January 2006. In case such conversion occurred, and provided that the amount of shares issued is equivalent to or greater than 5% of the Company's outstanding share capital as of the conversion date, the Company undertook to procure that the Company's non Wafer Partner shareholders shall maintain their percentage of ordinary shares held in the Company immediately prior to the conversion of the long-term customers' advances. The price per share of the shares to be issued to the non Wafer Partner shareholders shall equal the conversion price.

                    During 2002, the Company and the Wafer Partners entered into amendments to their agreements with the Company, according to which the Wafer Partners undertook to advance both their third and fourth milestone installment payments, prior to their achievement, each in the aggregate amount of $36,669. In consideration for their investment, the Wafer Partners were issued fully-paid Ordinary Shares of the Company equivalent to 60% of the aggregate amount invested by them. The remaining 40% of the advanced payments made by the Wafer Partners was established as long-term customer advances to be credited, in general, against future purchases by them. Under the amendments, the Ordinary Shares issued in consideration for the accelerated installments were issued based on the lower of the ATP and $12.50.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)

NOTE 13      -  COMMITMENTS AND CONTINGENCIES (cont.)

                A. Commitments and Contingencies Relating to Fab 2 (cont.)

                (3) Investments by Equity Investors

                    During 2001 and 2002, Israel Corporation Technologies (IC-Tech) Ltd., a wholly owned subsidiary of Israel Corporation Ltd. and the principal shareholder of the Company ("IC-Tech"), Challenge Fund-Edgar II LP, a Delaware limited partnership ("Challenge"), and Ontario Teachers' Pension Plan Board ("OTPP") (all together, "Equity Investors") invested in the Company, pursuant to agreements described below, an aggregate of $71,085, for the purchase of an aggregate of 10,166,701 Ordinary Shares of the Company.

                    In December 2000, the Company entered into a share purchase agreement ("IC-Tech Agreements") pursuant to which IC-Tech agreed to invest $50,000 to purchase Ordinary Shares of the Company over a period of time in several mandatory closings contemporaneous with the closings under the Wafer Partner Agreements and subject to the achievement of the same milestones, at a price of the lower of $30.00 and the ATP, provided that for any specific closing the ATP shall not be less than $12.50. Under the IC-Tech Agreements, IC-Tech has the right to waive the achievement of some or all of the milestones and other conditions precedent to its remaining investment. For additional investments made by IC-Tech in connection with a rights offering, see Note14F.

                    In February 2001, the Company entered into a share purchase agreement with Challenge pursuant to which Challenge agreed to invest $5,000 in Fab 2 for the purchase of Ordinary Shares of the Company under terms substantially similar to those under the Company's agreements with IC-Tech.

                    In February 2003, IC-Tech and Challenge entered into amendments to their agreements with the Company, pursuant to which IC-Tech and Challenge agreed to advance their fifth milestone installment payment, in the amount of $8,067, regardless of its achievement. Of that amount, $4,840 shall be paid immediately after obtaining all the approvals for the amendments as outlined below, and the remaining $3,227 shall be paid subject to obtaining all the approvals as outlined below and to raising by the Company of an aggregate of $22,000 (which, in case an approval from the Banks shall not be obtained, may increase up to $26,000) (the "Additional Raising Amount") from specified financial sources, no later than December 31, 2003. In consideration for their investments, for the first installment IC-Tech and Challenge will be issued fully-paid Ordinary Shares of the Company, based on the average closing sale price of the Company's Ordinary Shares for the 30 trading days prior to the date the Company's Board of Directors approves the amendments, and for the second installment, based on the price at which the Company raises the Additional Raising Amount from specified financial sources. The amendments are subject to their approval by the general meeting of the Company's shareholders, the Banks, the Investment Center, the Office of the Chief Scientist and the Israel Land Administration.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE 13      -  COMMITMENTS AND CONTINGENCIES (cont.)

                A. Commitments and Contingencies Relating to Fab 2 (cont.)

                (3) Investments by Equity Investors (cont.)

                    Through April 2002, the Company, IC-Tech and Challenge entered into amendments to their agreements with the Company according to which, IC-Tech and Challenge undertook to advance both their third and fourth milestone installment payments, prior to their achievement. In consideration for their investment IC-Tech and Challenge were issued fully-paid Ordinary Shares of the Company equivalent to 100% of the aggregate amount invested by them. Under the amendments, the Ordinary Shares issued in consideration for the accelerated installments were issued based on the lower of the ATP and $12.50.

                    In July 2002, the Company entered into a definitive agreement with OTPP for an investment, which was fully paid in October 2002, of $15,000 in the Company's equity in consideration for 3,000,000 Ordinary Shares of the Company for $5.00 per share (the same as the subscription price per right in the rights offering described in Note 14F), and a warrant, exercisable for a four-year period, to purchase an additional 1,350,000 Ordinary Shares of the Company, at an exercise price of $7.50 per share (subject to customary adjustments). Pursuant to the agreement, OTPP may not sell these securities for a period of nine months from the closing date of the agreement (October 2002).

                (4) Facility Agreement

                    In January 2001, the Company entered into a credit facility agreement with two leading Israeli banks ("Banks") entitling the Company to borrow an aggregate, as amended in January 2002, of $500,000 to finance the construction and equipping of Fab 2 ("Facility Agreement"). The loans shall bear interest at a rate of Libor plus approximately 1.5% per annum payable at the end of each quarter. The loans are available for withdrawal through December 31, 2004 and are to be repaid in 16 or 12 equal consecutive quarterly installments, commencing two or three years, respective to the number of installments, after the loan is received. The loans are subject to certain prepayment provisions. Unused amounts under the Facility Agreement, in the amount of $240,000 as of December 31, 2002, are subject to a quarterly commitment fee of 0.25% per annum.

                    According to the Facility Agreement with the Banks, as amended during 2002, the Company is obligated to raise $144,000 from specified financial sources, other than the already committed funds by the Wafer Partners and Equity Investors, as follows: by the end of 2002, an aggregate of $110,000 and by the end of 2003, an aggregate of $144,000. The Company submitted a request to the Banks for amending the Facility Agreement by deferring the raising dates to be as follows: by the end of 2002, an aggregate of $84,000; by the end of April 2003, an aggregate of $110,000; and during 2004, an aggregate of $144,000. Based on discussions held subsequent to the balance-sheet date with the Banks, management estimates that obtaining such a deferral is probable. According to the Facility Agreement, raising these amounts by the dates stated is a material provision.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE 13      -  COMMITMENTS AND CONTINGENCIES (cont.)

                A.  Commitments and Contingencies Relating to Fab 2 (cont.)

                (4) Facility Agreement (cont.)

                    According to the Facility Agreement, the Company is obligated to comply with certain financial ratios, primarily total shareholders' equity to total assets, and substantial additional covenants in connection with the establishment of Fab 2 as stipulated in such agreement, primarily production and capacity milestones. As of December 31, 2002, the Company was in full compliance with the financial ratios and covenants, except for raising an amount of $26,000 from specified financial sources by December 31, 2002 as provided by the Facility Agreement with the Banks. As of the approval date of the financial statements, an amount of $2,250 was raised towards the $26,000. As stated in the previous paragraph, the Company submitted a request to the Banks for amending the Facility Agreement by deferring the raising date from December 31, 2002 to April 30, 2003, and management estimates that obtaining such an amendment is probable.

                    Under the Facility Agreement and the terms of the Company's long-term loans as of December 31, 2002, the Company agreed to register liens in favor of the Banks on substantially all its present and future assets.

                    With regard to options granted to the Banks, see Note 14B(5)(a); with regard to loans drawn towards the $500,000 credit facility, see Note 10A.

                (5) Fab 2 Construction Agreement

                    In August 2000, the Company entered into a fixed price turn-key agreement with a contractor for the design and construction of Fab 2 in consideration of approximately $200,000, to be paid according to certain performance milestones stipulated in the agreement, over approximately two years. As of December 31, 2002, approximately $170,000 of that amount had already been paid by the Company.

               (6) Approved Enterprise Status

                    In December 2000, the Investment Center approved an investment program in connection with Fab 2 for expansion of the Company's plant. The approval certificate for the program provides for a benefit track entitling the Company to investment grants at a rate of 20% of qualified investments of up to $1,250,000. The grants are to be made in accordance with a timetable set forth in the approval certificate for the program.

                    Under the terms of the approval certificate, investments in respect of the Fab 2 approved enterprise program are to be completed by December 31, 2005.

                (7) Agreement with the ILA

                    In November 2000, the Company entered into a Development Agreement with the Israel Land Administration ("ILA") with respect to a parcel of land designated for the construction of Fab 2. Following the completion of the construction of Fab 2 on the land, the Company will enter into a long-term lease agreement with the ILA for a period ending in 2049. The lease payments through 2049 relating to this lease have been paid in advance.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE 13      -  COMMITMENTS AND CONTINGENCIES (cont.)

                A. Commitments and Contingencies Relating to Fab 2 (cont.)

                       (8)    Hedging Activities

                              For hedging transactions and agreements the Company has entered into, see Note 18C.

                        (9)   Other Agreements and Letters of Credit

                              Through December 31, 2002 the Company had entered into several additional agreements related mainly to the construction, equipping and transfer of technology for Fab 2. The Company's aggregate commitment in connection with these agreements as of such date, including the Fab 2 construction agreement described in paragraph (5) above, amounted to $125,130.


                B.     License Agreements

                       (1) In June 2000, the Company entered into a cross license agreement with a major technology company. According to the agreement, each party acquired a non-exclusive license under the other's patents. The Company agreed to pay an annual royalty through July 2005. The licenses terminate on December 31, 2005.

                       (2) In December 2001, the Company and DSP Group Ltd. ("DSPG") entered into a license agreement, pursuant to which DSPG granted the Company a personal, non-exclusive, nontransferable license to use certain technology in the Company's products, in exchange for license fee and ongoing royalties to be paid by either the Company or its customers based on sales of products manufactured in Fab 2 based on the technology. In addition, the agreement provides for technical support by DSPG in connection with using the technology. The license terminates on December 31, 2007.

                       (3) In May 2002, the Company entered into a joint development and royalty-free, non-exclusive cross-license agreement with a Japanese semiconductor manufacturer corporation, for the joint development of certain technology to be used by the Company in its Fab 2 and by the Japanese manufacturer in its facilities. The agreement calls for certain amounts to be paid by the Japanese manufacturer to the Company following the signing of the agreement and subject to achievement of certain milestones, through a period ending 2005. Pursuant to the agreement, the Japanese manufacturer may allocate, subject to certain conditions stipulated in the agreement, part or all of the second half of the total amounts paid by it to the Company as long-term customer advances to be applied against future purchases made by the Japanese manufacturer through 2007. Sales for 2002 include a $8,056 revenue in relation to this agreement.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE 13      -  COMMITMENTS AND CONTINGENCIES (cont.)

                C.     Leases

                       (1) The Company's offices and engineering and manufacturing operations are located in a building complex situated in an industrial park in Migdal Ha'emek, in the northern part of Israel. These premises are currently occupied under a long-term lease from the Israel Lands Authority, which expires in 2032. The Company has no obligation for lease payments related to this lease through the year 2032.

                       (2) The Company occupies certain other premises under various operating leases. The obligations under such leases were not material as of December 31, 2002.

                       (3)    See also paragraph A(7) above.

                D.     Purchase Agreements

                       The Company from time to time enters into long-term purchase agreements with customers. Pursuant to such agreements, the Company is committed to sell, and the customer is committed to purchase (subject to reductions in certain circumstances), a specific monthly output derived from the start of processing of silicon wafers at prices which are stipulated in the agreements and are subject to periodic re-negotiations. From commencement of the Company's operations through December 31, 2002, a substantial portion of the Company's production has been sold under such agreements.

                E.     Profit Sharing Plan

                       The Company maintains an employee profit sharing plan. No amounts were provided for under this plan for periods presented in these financial statements, since the Company did not record profits for these periods.

                F.     Other Principal Agreements

                       (1) In December 2000, the Company and Macronix entered into an agreement according to which the Company waived in favor of Macronix certain exclusive semiconductor manufacturing rights it received from Saifun.

                       (2) Pursuant to an agreement between the Company and Saifun signed in October 1997, the Company has certain exclusive semiconductor manufacturing rights for certain licensed technology. The agreement also sets certain limitations on Saifun regarding future licensing of such technology (see
                              (1) above). Pursuant to certain provisions of the agreement, the Company and Saifun are obligated, under certain circumstances, to pay each other royalties. For royalty amounts received and payable by the Company under the agreement, see
                              Note 19B.

                       (3) The Company, from time to time in the normal course of business, enters into long-term agreements with various entities for the joint development of products and processes utilizing technologies owned by both the other entities and the Company.

                       (4) The Company maintains certain agreements with various intellectual property providers under which the Company is to pay certain royalties.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)

NOTE 13      -  COMMITMENTS AND CONTINGENCIES (cont.)

              G.       Environmental Affairs

                       The Company's operations are subject to a variety of laws and governmental regulations in Israel relating to the use, discharge and disposal of toxic or otherwise hazardous materials used in the production processes. Operating permits are required for the operations of the Company's facilities and these permits are subject to revocation, modification and renewal. Government authorities have the power to enforce compliance with these regulations and permits and violators are subject to civil and criminal penalties, including fines, injunctions or both. As of December 31, 2002 the Company operated under a permit provided by the Ministry of Environmental Affairs in force as long as the Company is in compliance with its terms. In management's opinion, the Company is substantially in compliance with the material aspects of this permit and applicable laws and regulations.


              H.       Other Commitments

                       Receipt of certain research and development grants from the government of Israel is subject to various conditions. In the event the Company fails to comply with such conditions, the Company may be required to repay all or a portion of the grants received. In management's opinion, the Company has been in full compliance with the conditions through December 31, 2002.



       NOTE 14 -  SHAREHOLDERS' EQUITY

             A.        Description of Ordinary Shares

                       As of December 31, 2002 and 2001, the Company had 70,000,000 authorized par value NIS 1.00 Ordinary Shares, of which 43,435,532 and 24,997,102, respectively, were issued and outstanding (net of 1,300,000 Ordinary Shares held by the Company as of such dates). As of December 31, 2002, the Company was engaged in agreements and arrangements to issue no fewer than 9,993,935 and no more than 10,370,379 additional Ordinary Shares of the Company. These amounts include Ordinary Shares to be issued under various agreements according to their provisions as of December 31, 2002 related to Fab 2 investors, the exercise of all options granted and issued to non-employees and the conversion of all the convertible debentures.

                       Holders of Ordinary Shares are entitled to participate equally in the payment of cash dividends and bonus share (stock dividend) distributions and, in the event of the liquidation of the Company, in the distribution of assets after satisfaction of liabilities to creditors. Each ordinary share is entitled to one vote on all matters to be voted on by shareholders.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)



NOTE 14      -  SHAREHOLDERS' EQUITY (cont.)

                B.     Share Option Plans

                 (1)  Employee Share Options

                    (a) General - The Company has granted to its employees options to purchase its Ordinary Shares under several option plans adopted by the Company since 1994 through 2002. The particular provisions of each plan and individual grant vary as to vesting period, exercise price, exercise period and other terms. Generally, the options are granted at an exercise price which equals to not less than 85% of the market value of the Ordinary Shares at the date of grant (through December 31, 2002, most of the options were granted at an exercise price equal to the market value of the underlying shares at the date of grant); vest over a three to four-year period according to various vesting schedules; and are not exercisable beyond ten years from the first grant date under each plan.

                    (b) Options Granted to Certain Employees in May 1998 - In April 2000, the Board of Directors of the Company approved certain changes in the terms of these options which would allow the determination as of such date of a fixed aggregate unearned compensation expense for all options granted under the plan. As a result, commencing April 2000, options under the plan are accounted for under "fixed plan" accounting. The aggregate unearned compensation related to the plan as of April 2000 of $2,142, is being amortized over the relevant amortization periods. The statement of operations for the year ended December 31, 2000 includes amortization of unearned compensation of $1,691, of which $1,103, $420, and $168, were recorded in cost of sales, research and development and marketing, general and administrative expenses, respectively. Total amortization for 2002 and 2001 amounted to $142 and $283, respectively.

                    (c) Options Granted to a Director in 2000 and 2001 - During 2000 and 2001, the Audit Committee, the Board of Directors of the Company and the general meeting of the Company's shareholders approved the grant of options to purchase up to 50,000 and 21,500, respectively, Ordinary Shares of the Company to a director of the Company at an exercise price of $20.00 and $10.75, respectively, per share, the market price of the Company's shares on the dates of grant. The first third of the options vested upon grant and the remaining two thirds vest through August 2002 and August 2003, respectively. The options may be exercised for a period of three years from the date on which they become vested.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)

NOTE 14      -  SHAREHOLDERS' EQUITY (cont.)

                B. Share Option Plans (cont.)

                 (1) Employee Share Options (cont.)

                    (d) Options Granted to the Co-CEOs in October 1998 and May 2001 - In October 1998 and May 2001, the Board of Directors of the Company approved share option plans pursuant to which each of the Company's two Co-Chief Executive Officers was granted the right to purchase up to 300,000 and 100,000, respectively, Ordinary Shares of the Company at an exercise price of $7.00 and $11.81, respectively, the market price of the Company's shares on the dates of grant. Due to the fulfillment during 2000 of accelerated vesting criteria provided by the October 1998 plan, as of December 31, 2002 all the options under this plan are fully vested and may be exercised for a period of five years from the date they became exercisable. Options granted under the May 2001 plan are exercisable for a period of ten years, and vest over a four-year period according to various vesting schedules.

                    (e)  Options Granted in July 2001 to Non-Employee Directors
                         - During 2001, the Audit Committee, the Board of Directors of the Company and the general meeting of the Company's shareholders approved a stock option plan pursuant to which the Company's Board members will be granted options to purchase up to 400,000 Ordinary Shares of the Company (40,000 to each eligible director appointed to the Board of Directors) at an exercise price equal to the market price of the Company's shares on the grant dates (weighted average exercise price of approximately $8.48). As of December 31, 2002 280,000 options were outstanding under the plan. Options granted shall vest over a four-year period according to various vesting schedules, and may not be exercisable, in general, beyond five years from the date upon which they first become exercisable.

                    (f) Options Available for Grant - As of January 1, 2003, there were 2,344,489 options available for grant, which had not yet been designated for identified employees and directors.


                    In September 2000, the Company's Board of Directors provided that on January 1 of each year commencing January 1, 2001 and ending January 1, 2005, the total number of options available for grant under all the Company's share option plans is to be increased by an amount equal to 4% of the outstanding Ordinary Shares of the Company on such date, provided that the maximum number of options available for grant at any time shall not exceed 12% of the outstanding Ordinary Shares of the Company, and that additional options may not be granted if the total number of unvested options outstanding under all the Company's share option plans exceeds 12% of the outstanding Ordinary Shares of the Company. Accordingly, in January 2003, 2002 and 2001, 1,737,421, 999,884 and 490,504 options, respectively, were added to the Company's share option plans, available for grant subject to the general terms described in paragraph
                    (a) above.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)

NOTE 14      -  SHAREHOLDERS' EQUITY (cont.)

            B. Share Option Plans (cont.)

              (2) Summary of the Status of all the Company's Employee Share Option Plans

                    A summary of the status of all the Company's employee share option plans as of December 31, 2002, 2001 and 2000, as well as changes during each of the years then ended, is presented below (for options granted to the Banks and a consultant, see paragraph B(5) below):

                                                           2002                       2001                      2000
                                                 -------------------------  ------------------------- ------------------------
                                                                 Weighted                  Weighted                   Weighted
                                                                  average       Number      average       Number       average
                                                  Number of      exercise     of share     exercise     of share       exercise
                                                 share options     price       options       price       options        price
                                                 -------------     -----       -------       -----       -------        -----

                      Outstanding as of
                          beginning of year          3,717,770     $ 11.94    2,376,543      $ 13.34    1,894,773       $ 8.08
                      Granted                          905,724        5.82    1,583,722        10.20      871,300        23.06
                      Exercised                             --                 (31,154)         8.76    (299,013)         8.83
                      Terminated
                                                            --                       --                        --
                      Forfeited                      (375,596)       10.27    (211,341)        15.30     (90,517)        11.06
                                                   ------------              -----------                ----------
                      Outstanding as of
                          end of year                4,247,898       10.79    3,717,770        11.94    2,376,543        13.34
                                                   ============              ===========                ==========
                      Options exercisable
                           as of end of year         1,299,531       10.49    1,080,867         7.79    1,146,972         9.08
                                                   ============              ===========                ==========

                       (3)   Summary of Information about Employee Share Options Outstanding

                              The following table summarizes information about employee share options outstanding as of December
                              31, 2002:

                                             Outstanding as of                                       Exercisable as of
                                              December 31, 2002                                      December 31, 2002
                  ------------------------------------------------------------------------   ----------------------------------
                                                       Weighted average
                                                           remaining         Weighted
                  Range of exercise       Number          contractual        average            Number         Weighted average
                        prices         outstanding            life        exercise price     exercisable        exercise price
                  -----------------   -------------    ----------------- -----------------   --------------   -----------------
                                                            (in years)
                  3.45    -   5.96        180,199                9.43            5.02
                                                                                                --                    --
                  6.00    -   6.94        732,026                8.95            6.01
                                                                                                --                    --
                  7.00    -   7.99        740,850                3.02            7.03          727,500                7.02
                  8.06    -   8.99        623,766                5.43            8.54          223,264                8.65
                  9.06    -   9.81         68,094                3.79            9.22           56,844                9.19
                  10.00   -  10.89        928,871                8.26           10.42           35,996               10.49
                  11.81   -  11.81        200,000                8.41           11.81
                                                                                                --                    --
                  12.13   -  17.19        103,512                6.49           13.47           44,842              13.40
                  18.75   -  18.75         87,000                7.26           18.75
                                                                                                --                    --
                  20.00   -  25.00        583,580                7.31           24.48          211,085              24.13
                                       -------------                                        --------------
                                        4,247,898                                            1,299,531
                                       =============                                        ==============


                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)

NOTE 14      -  SHAREHOLDERS' EQUITY (cont.)

                B. Share Option Plans (cont.)

                       (4) Weighted Average Grant-Date Fair Value of Options Granted to Employees

                              The weighted average grant-date fair value of the 905,724, 1,583,722 and 871,300 options granted during 2002, 2001 and 2000 to employees and directors amounted to $2.83, $6.95 and $18.85 per option, respectively. The Company utilized the Black-Scholes option pricing model to estimate fair value, utilizing the following assumptions for the years 2002, 2001 and 2000 (all in weighted averages):


                                                                2002              2001               2000
                                                          ---------------   ----------------   ---------------
                            Risk-free interest rate             2.8%              4.25%             5.50%
                            Expected life of options         4.82 years        4.80 years         5.05 years
                            Expected annual volatility          56%                87%               115%
                            Expected dividend yield             None              None               None


                     (5)    Non-Employee Share Options

                              (a) Banks - In January 2001, as part of the Facility Agreement described in Note 13A(4), the Banks received an aggregate of 400,000 options to purchase Ordinary Shares of the Company (200,000 each) at an exercise price, as amended in December 2001, of $6.20 per share. As of December 31, 2002, all of the options are fully vested. The options are exercisable for a five-year period ending January 2006.

                                     In lieu of paying the exercise price in
                                     cash as described below, the Banks are
                                     entitled to exercise the options on a
                                     "cashless" basis, i.e. by forfeiting all or part of the option in exchange for ordinary shares equal to the aggregate fair market value of the shares underlying the options forfeited less the aggregate exercise price.

                                     The cost of the option award granted to the Banks, determined based on the fair value at the grant and amendment dates in accordance with SFAS 123, amounted to a total of $5,466. Such amount is amortized as financing expense over the terms of the loans under the Facility Agreement.

                              (b)    Consultant - In return for services
                                     provided to the Company by a consultant in connection with obtaining certain agreements relating to Fab 2, the Company awarded the consultant with options, which were fully expired in August 2001. The cost of the options award granted to the consultant, determined based on the fair value at the relevant measurement dates in accordance with SFAS 123, amounted to $1,576. Of that amount $524 was attributed to the technology transfer agreement with Toshiba and would be amortized over relevant terms of such agreement (Note 13A(1)). The remaining $1,052 was attributed to issuance of Ordinary Shares to certain Wafer Partners and was included in paid-in capital as equity investment received from the Wafer Partners (Note 13A(2)).


                              The Company utilized the Black-Scholes option pricing model to estimate fair values of options granted to non-employees, utilizing the assumptions similar to those presented in paragraph B(4) above.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE 14      -  SHAREHOLDERS' EQUITY (cont.)

                B. Share Option Plans (cont.)

                       (6) Pro forma Loss Per Share According to SFAS 123 and SFAS 148

                              Had compensation cost for the Company's share option plans been determined based on fair value at the grant dates for all awards made in 2002, 2001 and 2000 in accordance with SFAS 123, as amended by SFAS 148, the Company's pro forma loss per share would have been as follows:


                                                                               2002                2001                 2000
                                                                         ---------------       ---------------   ---------------
                            Pro forma loss
                            Loss for the year, as reported                $   (51,402)          $   (38,522)        $ (3,989)
                            Less - stock-based compensation
                                  determined under APB-25                         142                   283            1,691
                            Add - stock-based compensation determined
                                  under SFAS 123                               (7,476)               (6,209)          (3,207)
                                                                         ---------------       ---------------   ---------------
                             Pro forma loss                               $   (58,736)          $   (44,448)        $ (5,505)
                                                                         ===============       ===============   ===============
                                Pro forma basic loss per share

                            As reported                                   $     (1.63)          $     (1.92)        $  (0.26)
                                                                         ===============       ===============   ===============

                            Pro forma                                     $     (1.87)          $     (2.27)        $  (0.59)
                                                                         ===============       ===============   ===============

                C.     Treasury Stock

                       During 1998, the Board of Directors of the Company authorized, subject to certain conditions, the purchase of up to 1,400,000 Ordinary Shares to facilitate the exercise of employee stock options under the Company's share option plans. During 1999 and 1998, the Company funded the purchase by a trustee of 142,500 and 1,157,500, respectively, of the Company's Ordinary Shares.


                D.     Dividend Distributions

                       According to the Facility Agreement (Note 13A(4)), the Company undertook not to distribute any dividends prior to January 1, 2006. Any dividend distributions after that date shall be subject to provisions stipulated in such agreement.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)

NOTE 14      -  SHAREHOLDERS' EQUITY (cont.)

                E.     Sale of Securities

                       In January, 2002, the Company issued, based on a prospectus published in January, 2002 in Israel, the following securities, which are listed on the Tel Aviv Stock Exchange, for initial proceeds of approximately $23,200. Costs related to the prospectus and issuance of the securities were approximately $1,750.

                       (1) Convertible Debentures - NIS 110,579,800 principal amount of convertible debentures, under terms described in Note 11.

                       (2) Options (Series 1) - 2,211,596 options (Series 1) for no consideration. Each option (Series 1) is exercisable into one Ordinary Share of the Company until January 20, 2006 for an exercise price of NIS 39 (subject to customary adjustments), linked to the CPI (as of December 31, 2002 - NIS 41.65, $8.79).

                       (3) Options (Series A) - 552,899 options (Series A) for no consideration, to purchase additional debentures. These options, none of which were exercised, expired in March 2002.

                      See Note 20E for the disclosure of the accounting treatment of the sale of these securities under U.S. GAAP.


                F.     Rights Offering

                       In October 2002, the Company issued, based on a right offering prospectus published in September 2002 in Israel and in the U.S., 4,098,365 Ordinary Shares of the Company and 1,844,262 warrants to purchase Ordinary Shares of the Company, in consideration for an aggregate of immediate proceeds of $20,492. Of these amounts, 4,086,038 Ordinary Shares and 1,838,715 warrants were issued to Wafer Partners and Equity Investors in consideration for an aggregate of $20,430. Each warrant may be exercised for the purchase of one Ordinary Share at an exercise price of $7.50 for a period ending on October 31, 2006. The securities issued are listed on the NASDAQ and the Tel Aviv Stock Exchange. Costs in relation to the prospectus and the issuance of the securities were approximately $800.

                       The rights were distributed in an offering of rights to all shareholders of the Company and employees, who held options entitling them to participate in the rights offering. Each recipient received one right for each 4.94 Ordinary Shares or employee options that he held on September 30, 2002. Each full right entitled the recipient to purchase, at a subscription price of $5.00, one Ordinary Share and 0.45 of a warrant. All rights not exercised expired in October, 2002.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE 15      -  INFORMATION ON GEOGRAPHIC AREAS AND MAJOR CUSTOMERS

                A. Sales by Geographic Area (as percentage of total sales)

                                                                                       Year ended December 31,
                                                                                   --------------------------------
                                                                                   2002          2001          2000
                                                                                   ----          ----          ----
                          United States                                             62%           69%           90 %
                          Far East - in 2002, primarily Japan; in
                              2001 and 2000, primarily Taiwan
                                                                                    25            18             7
                          Europe                                                    11            10             3
                          Israel                                                     2             3            --
                                                                                   ----          ----          ----
                              Total                                                100 %         100 %         100 %
                                                                                   ====          ====          ====

                B.     Long-Lived  Assets by Geographic  Area -  Substantially  all of the Company's
                       long-lived  assets are located in Israel.

                C.     Major Customers (as percentage of total sales)

                                                                                       Year ended December 31,
                                                                                   --------------------------------
                                                                                   2002          2001          2000
                                                                                   ----          ----          ----
                          Customer A                                                31%           30%           30 %
                          Customer B                                                16            --            --
                          Customer C                                                13            17            28
                          Customer D                                                --             1            11
                          Other customers (*)                                       21            28            16

                    (*) Represent sales to five different customers each of whom accounted for between 2% and 7% of sales during 2002; to five customers (2%-8%) during 2001; and to five customers (2%-6%) during 2000.

                       As of December 31, 2002 and 2001, the above major customers constituted the majority of the trade accounts receivable reflected on the balance sheets.


NOTE 16      -  FINANCIAL INCOME (EXPENSE), NET

                Financial income (expense), net consist of the following:

                                                                                         Year ended December 31,
                                                                           ---------------------------------------------------
                                                                                2002                2001              2000
                                                                           ----------------    ---------------     -----------
                Financial expenses (primarily bank loan interest)             $ (11,669)          $ (3,365)           $ (923)
                Financial expenses in relation
                   to convertible debentures                                     (1,101)                --                --
                Less capitalized interest - Note 6A(3)                           10,260              1,328                --
                                                                           ----------------    ---------------     -----------
                                                                                 (2,510)            (2,037)             (923)
                Financial income (primarily bank deposit interest)                  406              3,502             2,317
                                                                           ----------------    ---------------     -----------
                Financing income (expense), net                               $  (2,104)          $  1,465           $ 1,394
                                                                           ================    ===============     ===========



                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)



NOTE 17      -  INCOME TAXES

                A.     Approved Enterprise Status

                       Substantially all of the Company's existing facilities as of December 31, 2002 have been granted approved enterprise status, as provided by the Israeli Law for the Encouragement of Capital Investments - 1959 ("Investments Law") (see Note 6B).

                       The tax benefits derived from approved enterprise status relate only to taxable income attributable to approved enterprise investments. Pursuant to the Investments Law and the approval certificates for the Company's approved enterprise programs, the Company's income attributable to its various approved enterprise investments is taxed at a rate of up to 25% through periods ending between 2003 and 2012. Taxable income attributable to Fab 2 shall be tax-exempt for the first two years it arises. The portion of the Company's taxable income that is not attributable to approved enterprise investments is taxed at a rate of 36% (regular "Company Tax").

                       The tax benefits are also conditioned upon fulfillment of the requirements stipulated by the Investments Law and the regulations promulgated there under, as well as the criteria set forth in the certificates of approval. In the event of a failure by the Company to comply with these conditions, the tax benefits could be canceled, in whole or in part, and the Company would be required to refund the amount of the canceled benefits, plus interest and certain inflation adjustments. In management's opinion, the Company has been in compliance with the conditions through the approval date of the financial statements (see Note 6B).


                B.     Components of Deferred Tax Asset/Liability

                       The following is a summary of the components of the deferred tax benefit and liability reflected on the balance sheets as of the respective dates:

                                                                                                 As of December 31,
                                                                                           ---------------------------------
                                                                                              2002                2001
                                                                                           -----------         -------------
                      Deferred tax benefit - current
                      Accrued vacation pay                                                  $   582                $  440
                      Other                                                                      82                    85
                                                                                           -----------         -------------
                                                                                                664                   525
                      Valuation allowance                                                      (664)                 (525)
                                                                                           -----------         -------------


                          Total current deferred tax benefit                                $    --             $   --
                                                                                           ===========         =============
                      Net deferred tax benefit - long-term
                      ------------------------------------
                      Deferred tax asset -
                          Net operating loss carryforward                                   $ 19,094            $  14,844

                          Research and development                                             2,759                1,614

                          Liability for employee rights upon severance                           781                  517

                          Other                                                                   --                  222
                                                                                           -----------         -------------

                                                                                              22,634              17,197

                          Valuation allowance                                                (17,229)            (12,348)
                                                                                           -----------         -------------
                                                                                               5,405               4,849
                      Deferred tax liability - Depreciation                                   (5,405)             (4,849)
                                                                                           -----------         -------------

                             Total net long-term deferred tax benefit                      $   --               $   --
                                                                                           ===========         =============


                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE  17  -   INCOME  TAXES  (cont.)

               C.   EFFECTIVE INCOME TAX RATES

                    The reconciliation of the statutory tax rate to the Company's effective tax rate is as follows:


                                            Year ended December 31,
                                          --------------------------
                                            2002      2001     2000
                                          -------   -------  -------
Israeli statutory rate                    (36)%     (36)%    (36)%
Reduced tax rate for approved enterprise     16      16       16
Tax benefits for which deferred taxes
were not recorded                            10      22       10
Prior years additional income tax            --      --       14
Permanent differences and other, net         10      (2)      10
                                          -------  -------  -------
                                           -- %      -- %     14%
                                          =======  =======  =======




               D.   NET OPERATING LOSS CARRYFORWARD

                    As of December 31, 2002, the Company had net operating loss carryforwards for tax purposes of approximately $95,000, which may be carried forward for an unlimited period of time.

               E.   FINAL TAX ASSESSMENTS

                    The Company possesses final tax assessments through the year 1998.


NOTE  18     -     FINANCIAL  INSTRUMENTS

                    A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that imposes on one entity a contractual obligation either to deliver or receive cash or another financial instrument to or from a second entity. Examples of financial instruments include cash and cash equivalents, trade accounts receivable, loans, investments, trade accounts payable, accrued expenses, options and forward contracts.

                    The Company makes certain disclosures with regard to financial instruments, including derivatives. These disclosures include, among other matters, the nature and terms of derivative transactions, information about significant concentrations of credit risk, and the fair value of financial assets and liabilities.

                    See Note 20C for disclosure related to the Company's derivatives financial instruments in accordance with U.S. GAAP.

               A.   HEDGING ACTIVITIES

                    The Company, from time to time, enters into foreign currency derivatives to hedge its foreign currency exposure to equipment purchase commitments and other firm commitments denominated in foreign currency (primarily Japanese Yen and Euro). In that regard, the Company generally uses foreign currency forward contracts and options (zero-cost cylinder) as hedging instruments for foreign currency exposure. Accordingly, if the hedge is determined to be effective all changes in value attributed to spot rate fluctuations as well as the premium of forward contracts and the time value of options at inception are deferred until the hedged item is recognized (i.e., receipt of the equipment). The time value of options at inception is amortized on a straight-line basis.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE  18-      FINANCIAL  INSTRUMENTS  (cont.)

               A.   HEDGING ACTIVITIES (cont.)

                    In addition, the Company, from time to time, enters into agreements to hedge variable interest rate exposure on long-term loans (see Note 10). In order to hedge the cash flow related to this exposure, the Company uses various types of derivative contracts, consisting primarily of interest rate caps, floors and collars. If the hedge is determined to be effective, the changes in the intrinsic value of the derivative contracts are deferred and recognized in results of operations as interest payments become due. The time value of options at inception is recognized in earnings on a straight-line basis. When the related debt is issued in connection with the acquisition of assets not yet placed into operations, interest costs and gains and losses on the derivative contracts are capitalized to the related asset.

                    The Company does not hold or issue derivative financial instruments for non-hedging purposes.

               B.   CREDIT RISK OF FINANCIAL INSTRUMENTS, INCLUDING DERIVATIVES

                    The face or contract amounts of derivatives do not represent amounts exchanged by the parties and, accordingly, are not a measure of the exposure of the Company through its use of derivatives.

                    The Company is exposed to credit-related losses in respect of derivative financial instruments in a manner similar to the credit risk involved in the realization or collection of other types of assets. In management's estimation, due to the fact that derivative financial instrument transactions are entered into solely with financial institution counterparties, it is not expected that such counterparties will fail to meet their obligations. Substantially all remaining financial instruments held by the Company are due from governmental entities and, accordingly, the Company's credit risk in respect thereof is negligible.

               C.   PRESENTATION OF HEDGING ACTIVITIES IN THE FINANCIAL
                    STATEMENTS

                    (1) As of December 31, 2002, the Company had an outstanding foreign exchange agreements (options) to hedge exposure related to the purchase of machinery and equipment in an aggregate of $44,032 (as of December 31, 2001 - $0). The agreements resulted in 2002 in a gain of $3,062 of which $2,770 was capitalized to fixed assets; in 2001 - in a loss of $4,462 from forward transactions of which $4,564 was capitalized to fixed assets; in 2000 - in a gain of $115 from foreign exchange agreements and options which were reflected primarily in cost of sales.

                    (2) As of December 31, 2002, the Company had an outstanding agreements to hedge interest rate exposure on loans to be withdrawn under the Facility Agreement, the aggregate amount of which was $212,000, all of which is attributable to Fab 2 (as of December 31, 2001 - $172,000 of which $152,000 is attributable to Fab 2). These agreements resulted in 2002 in a loss of $3,707 of which $3,593 was capitalized to property and equipment (as of December 31, 2001 - $463 and $344, respectively).

               D.   FAIR VALUE OF FINANCIAL INSTRUMENTS

                    The estimated fair values of the Company's financial instruments, excluding the Company's agreements to hedge interest rate exposure on long-term loans, did not materially differ from their respective carrying amounts as of December 31, 2002 and 2001. The fair value of the interest rate hedging transactions as of December 31, 2002 would have resulted in an unrealized capitalizable loss of $11,952 (in 2001- $3,605).

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)

NOTE 19 -      RELATED PARTIES BALANCES AND TRANSACTIONS

               A.   BALANCES


                                  As of December 31,
                                  ------------------

                                     2002     2001
                                  ---------  -------
Trade accounts receivable         $     583  $   410
                                  =========  =======
Current liabilities               $       6  $   128
                                  =========  =======






               B.   TRANSACTIONS
                                       Year ended December 31,
                                       -----------------------

                                          2002    2001       2000
                                       -------- --------  --------
Sales                                  $  3,836 $  4,339
                                       ======== ======== =========
Management fees                        $    480          $    480
                                       ========          =========
Purchases of raw materials             $    209 $  2,460
                                       ======== ========
Development costs - Note 5B            $    102 $    225
                                       ======== ========
Expense reimbursements                 $    278 $    290 $     57
                                       ======== ======== ========
Royalties received - Note 13F(2)                $    500 $    200
                                                ======== ========
Royalties paid/payable  - Note 13F(2)           $    300 $    187
                                                ======== ========



               C. For commitments and contingencies relating to Fab 2 Wafer Partners and Equity Investors agreements - see Note 13A.




NOTE 20 -           MATERIAL DIFFERENCES BETWEEN ISRAEL AND U.S. GAAP

                    With regard to the Company's financial statements, the material differences between GAAP in Israel and in the U.S. relate to the following. See F below for the presentation of the Company's balance sheets as of December 31, 2002 and 2001 in accordance with U.S. GAAP.

               A. PRESENTATION OF CASH AND SHORT-TERM AND LONG-TERM INTEREST-BEARING DEPOSITS DESIGNATED FOR INVESTMENTS RELATING TO FAB 2

                    In accordance with U.S. GAAP, cash, short-term and long-term interest-bearing deposits designated for investments relating to Fab 2 should be excluded from current assets and long-term investments and presented separately as a non-current asset. Accordingly, as of December 31, 2002, $51,338 and $11,893 were reclassified, respectively, from current assets and long-term investments to a long-term asset. As of December 31, 2001 an amount of $3,548 was reclassified from current assets to a non-current asset.

               B. PRESENTATION OF NET LONG-TERM LIABILITIES IN RESPECT OF EMPLOYEES

                    Under U.S. GAAP, assets and liabilities relating to severance arrangements are to be presented separately and are not to be offset, while according to Israeli GAAP such an offset is required. Accordingly, an amount of $12,368 and $10,334 as of December 31, 2002 and 2001, respectively, was reclassified from other long-term liabilities to long-term investments.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE 20 -      MATERIAL DIFFERENCES BETWEEN ISRAEL AND U.S. GAAP (cont.)

               C.   HEDGING ACTIVITIES IN ACCORDANCE WITH U.S. GAAP (SFAS 133)

          (1) In 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and the related statements and interpretations thereon (collectively, "SFAS 133"). A derivative is typically defined as an instrument whose value is derived from an underlying instrument, index or rate, has a notional amount, requires no or little initial investment and can be net settled.

               SFAS 133 requires that all derivatives be recorded in the financial statements at their fair value at the date of the financial statements. The changes in the fair value of the derivatives are charged to the statement of operations or to other comprehensive income, as appropriate in the circumstances. The Company's derivatives consist mainly of foreign currency forward transactions and options and interest rate instruments (collars).

               Prior to the adoption of SFAS 133, the Company accounted for hedging activities for U.S. GAAP purposes according to the policy described in Notes 2M and 18A. Based on the hedging activities the Company had prior to January 1, 2001, the financial statements of the Company were not materially affected by the initial adoption of SFAS 133.

          (2) The Company uses foreign exchange agreements (forward contracts and options) to hedge its foreign currency exposure in anticipated equipment purchases denominated in foreign currency. All foreign exchange agreements are with underlying terms that match or approximate the hedged transactions and thus are highly effective. The Company measures the effectiveness of the forward contracts hedges based on forward rates. The Company assesses and measures the effectiveness of the options hedge, at inception and throughout the hedge, based on total changes in cash flows. All changes in fair value are reported in other comprehensive income. The amounts accumulated in other comprehensive income are reclassified to results of operations concurrent with the recognition of depreciation on the equipment. For outstanding foreign exchange agreements as of December 31, 2002 and 2001, see
               Note 18C(1).

               The Company uses interest rate collars with a knock-out feature to hedge its Libor-based variable long-term debt cash flow exposure. The knock-out feature was set above the cap level. The Company determined that the probability that the cap will be knocked-out is remote and thus expected that the hedge will be highly effective. The Company assessed and measured the effectiveness of the hedge, at inception and throughout the hedge, based on total changes in cash flows of the collar, and reported all changes in fair value in other comprehensive income. Amounts presented in other comprehensive income are reclassified to operations or capitalized to property and equipment, as applicable (see Note 2G), as interest payment become due. For outstanding contracts as of December 31, 2002 and 2001, see Note 18C(2).

               Capitalized costs with regard to all these hedging activities to be expensed in 2003 are immaterial, since they are connected with the establishment and equipping of Fab 2, the operation of which is expected to commence in 2003.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE 20 - MATERIAL DIFFERENCES BETWEEN ISRAEL AND U.S. GAAP (cont.)

          C.   HEDGING ACTIVITIES IN ACCORDANCE WITH U.S. GAAP (SFAS 133)
               (cont.)

          (3) Complying with SFAS 133 and SFAS 138 and the related interpretations thereon with respect to the Company's hedging transactions as of December 31, 2002 would have resulted in: an increase in the Company's current liabilities in the amount of $128; an increase in other long-term liabilities in the amount of $11,952; an increase in other comprehensive loss for the year ended December 31, 2002 of $9,638 and in the accumulated other comprehensive loss component of equity as of such date in the amount of $17,837; and in a decrease of $5,727 in property and equipment, net as of December 31, 2002.


          D.   IMPLEMENTATION OF SFAS 123 AND SFAS 148

               Had compensation cost for the Company's share option plans been determined based on fair value at the grant dates for awards made in 2002, 2001 and 2000 in accordance with SFAS 123, as amended by SFAS 148, the Company's pro forma loss and loss per share would have been as follows (for further information with regard to the Company's share option plans and the assumptions for utilizing the Black-Scholes pricing model, see Note 14B(4)):



                                                           Year ended December 31,
                                                          ------------------------------

                                                            2002       2001       2000
                                                          ---------  --------- ---------
PRO FORMA LOSS
Loss for the year, as reported                            $(51,402)  $(38,522)  $(3,989)

Less - stock-based compensation determined under APB-25        142        283     1,691

Add - stock-based compensation determined under SFAS 123    (7,476)    (6,209)   (3,207)
                                                          ---------  ---------  --------
Pro forma loss                                            $(58,736)  $(44,448)  $(5,505)
                                                          =========  =========  ========

PRO FORMA BASIC LOSS PER SHARE

As reported                                               $  (1.63)  $  (1.92)  $ (0.26)
                                                          =========  =========  ========

Pro forma                                                 $  (1.87)  $  (2.27)  $ (0.59)
                                                          =========  =========  ========




          E.   SALE OF SECURITIES

               Under Accounting Principles Board Opinion No. 14 ("APB 14"), the proceeds from the sale of the securities described in Notes 11 and 14E are to be allocated to each of the securities issued based on their relative fair value, while according to Israeli GAAP such treatment is not required. Complying with APB 14, based on the average market value of each of the securities issued in the first three days following their issuance, would have resulted in an increase in shareholders' equity in the amount of $2,363 (net of $196 related issuance expenses), and a decrease in convertible debentures in the amount of $2,559. The effect of amortization of the discount on the convertible debentures under U.S. GAAP for the year ended December 31, 2002 would have been immaterial.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE 20 - MATERIAL DIFFERENCES BETWEEN ISRAEL AND U.S. GAAP (cont.)

          F.   BALANCE SHEETS IN ACCORDANCE WITH U.S. GAAP

               Following are the condensed consolidated balance sheets in accordance with U.S. GAAP:



                                                         As of December 31,
                                                        ------------------

                                                          2002      2001
                                                        --------  --------

Current assets                                          $ 58,743  $ 63,872

Long-term investments                                     18,368    16,334

Property and equipment, net                              487,347   336,160

Other assets                                              95,017    57,910

Cash and short-term and long-term interest-bearing
deposits designated for investments relating to Fab 2     63,231     3,548
                                                        --------  --------
Total assets                                             722,706   477,824
                                                        ========  ========



Current liabilities                                       88,282    87,360

Long-term debt                                           253,000   115,000

Convertible debentures                                    21,562        --

Long-term liability
in respect of customers' advances                         47,246    17,910

Other long-term liabilities                               29,726    12,918

Shareholders' equity (*)                                 282,890   244,636
                                                        --------  --------
Total liabilities and shareholders' equity              $722,706  $477,824
                                                        ========  ========

(*) The balance as of December 31, 2002 includes accumulated other comprehensive loss of $17,837 and net proceeds on account of options (Series 1) in the amount of $2,363 (see also E above); as of December 31, 2001 - accumulated other comprehensive loss of $8,199.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE 20 - MATERIAL DIFFERENCES BETWEEN ISRAEL AND U.S. GAAP (cont.)

          G.   STATEMENTS OF OPERATIONS IN ACCORDANCE WITH U.S. GAAP

               Complying with SFAS 133 and SFAS 138 would not have affected the results of operations for the years ended December 31, 2002 and 2000. The effect on the results of operations for the years ended December 31, 2001 as a result of complying with SFAS 133 and SFAS 138 would be additional financing income (and a reduction of the loss) in the amount of $30. Accordingly, the Company's loss for the years ended December 31, 2001 would have been $38,492.

          H.   COMPREHENSIVE INCOME IN ACCORDANCE WITH U.S. GAAP (SFAS 130)

               Comprehensive income (loss) represents the change in shareholder's equity during a reporting period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a reporting period except those resulting from investments by owners and distributions to owners. Other comprehensive income (loss) represents gains and losses that under U.S. GAAP are included in comprehensive income but excluded from net income. Following are statements of comprehensive loss in accordance with U.S. GAAP:


                                                 Year ended December 31,
                                              ------------------------------
                                                2002       2001       2000
                                              ---------  ---------  --------

Loss for the year according to U.S. GAAP      $(51,402)  $(38,492)  $(3,989)

Other comprehensive loss:
Unrealized gain on securities
arising during the year                             --         --    12,563
Realized gain on securities
arising during the year                             --     (9,550)       --
Adjustment of unrealized gain
on securities arising during previous year          --     (3,013)       --
Unrealized losses on derivatives                (9,638)    (8,199)       --
                                              ---------  ---------  --------
Net comprehensive income (loss) for the year  $(61,040)  $(59,254)  $ 8,574
                                              =========  =========  ========


                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)



NOTE 20 - MATERIAL DIFFERENCES BETWEEN ISRAEL AND U.S. GAAP (cont.)

          I.   LOSS PER SHARE DATA IN ACCORDANCE WITH U.S. GAAP (SFAS 128)

               In accordance with U.S. GAAP (SFAS 128, including the implementation of SFAS 133 and SFAS 138 as described above), the basic and diluted loss per share would be:


                          Year ended December 31,
                        -------------------------
                          2002     2001     2000
                        -------  -------  -------

Basic loss per share    $ (1.63) $ (1.95) $ (0.33)
                        =======  =======  =======

Diluted loss per share  $ (1.63) $ (1.95) $ (0.33)
                        =======  =======  =======




The following tables provide a reconciliation of the numerators and denominators of the basic and diluted per share computations for 2002, 2001 and 2000 in accordance with U.S. GAAP. The loss per share for each year presented according to U.S. GAAP may differ from the corresponding amount under Israeli GAAP due to different methods for determining the weighted average number of ordinary shares outstanding and the loss used to compute loss per share. According to Israeli GAAP, the weighted average number of ordinary shares outstanding for each period presented include retroactive effect for the beginning of each period of shares issued upon exercise of share options and upon conversion into shares of convertible debentures during such period, and give effect to shares issuable from options whose exercise is probable and to shares issuable from convertible debentures whose conversion is probable based on specific calculations. According to U.S. GAAP, the amount of shares underlying the options and convertible debentures is accounted for according to the treasury method, regardless of the probability of the exercise of the options or the conversion into shares of the convertible debentures. According to Israeli GAAP, the loss to compute loss per share may include imputed interest income on the exercise price of options exercised during the year and of in-the-money options and convertible debentures, an inclusion which is not required by U.S. GAAP.

RECONCILIATION  FOR  2002:



                                                  Year ended December 31, 2002
                                           -----------------------------------------
                                              Shares
                                               Loss      (in thousands)   Per-share
Basic Loss Per Share                       (Numerator)   (Denominator)     amount
--------------------                       ------------  --------------  -----------

Loss available to ordinary shareholders    $   (51,402)          31,523  $    (1.63)
                                           ------------  --------------  ===========

Effect of Dilutive Securities
-----------------------------
Convertible debentures                              --               --
Options                                             --               --
                                           ------------  --------------

Diluted Loss Per Share
----------------------
Loss available to ordinary
   shareholders after assumed conversions  $   (51,402)          31,523  $    (1.63)
                                           ============  ==============  ===========



Options to purchase 10,053,578 Ordinary Shares at an average exercise price of $9.12 per share were outstanding during 2002 but were not included in the computation of diluted loss per share because their effect was anti-dilutive. The options, which as of December 31, 2002 expire between April 2005 and December 2012 (weighted average remaining contractual life of 4.9 years), were still outstanding as of such date. Convertible debentures, convertible into 2,697,068 Ordinary Shares, were outstanding during 2002 but were not included in the computation of diluted loss per share since their effect is anti-dilutive. The convertible debentures may be converted until December 31, 2008 into Ordinary Shares.

                     TOWER SEMICONDUCTOR LTD. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except share data and per share data)


NOTE 20 - MATERIAL DIFFERENCES BETWEEN ISRAEL AND U.S. GAAP (cont.)


          I.   LOSS PER SHARE DATA IN ACCORDANCE WITH U.S. GAAP (SFAS 128)
               (cont.)

RECONCILIATION  FOR  2001:


                                                  Year ended December 31, 2001
                                           -----------------------------------------
                                              Shares
                                               Loss      (in thousands)   Per-share
                                           (Numerator)   (Denominator)     amount
                                           ------------  --------------  -----------

Basic Loss Per Share
--------------------
Loss available to ordinary shareholders    $   (38,492)          19,724  $    (1.95)
                                                                         ===========

Effect of Dilutive Securities
-----------------------------
Options                                             --               --
                                           ------------  --------------

Diluted Loss Per Share
----------------------
Loss available to ordinary
   shareholders after assumed conversions  $   (38,492)          19,724  $    (1.95)
                                           ============  ==============  ===========




Options to purchase 4,117,770 Ordinary Shares at an average exercise price of $11.39 per share were outstanding during 2001 but were not included in the computation of diluted loss per share because their effect was anti-dilutive. The options, which as of December 31, 2001 expire between April 2005 and December 2011 (weighted average remaining contractual life of 6.84 years), were still outstanding as of such date.



RECONCILIATION  FOR  2000:


                                               Year ended December 31, 2000
                                         -----------------------------------------
                                            Shares
                                             Loss      (in thousands)   Per-share
                                         (Numerator)   (Denominator)     amount
                                         ------------  --------------  -----------

Basic Loss Per Share
--------------------
Loss available to ordinary shareholders  $    (3,989)          12,186  $    (0.33)
                                                                       ===========

Effect of Dilutive Securities
-----------------------------
Options                                           --               --
                                         ------------  --------------

Diluted Loss Per Share
-----------------------
Loss available to ordinary
shareholders after assumed conversions   $    (3,989)          12,186  $    (0.33)
                                         ============  ==============  ===========



Options to purchase 2,376,543 Ordinary Shares at an average exercise price of $13.34 per share were outstanding during 2000 but were not included in the computation of diluted loss per share because their effect was anti-dilutive. The options, which as of December 31, 2000 expire between October 2003 and December 2010 (weighted average remaining contractual life of 8.52 years), were still outstanding as of such date.